Exhibit 99.1

Omeros Submits OMS302 Marketing Authorization Application to European Medicines Agency

- European Market Launch Planned for Second Half of 2014 -

SEATTLE, WA—September 10, 2013—Omeros Corporation today announced that it recently submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) seeking approval to market OMS302 for use in patients undergoing intraocular lens replacement (ILR) surgery in the European Union (EU). Added to standard irrigation solution used during ILR, OMS302 is Omeros’ proprietary PharmacoSurgery® product that, across multiple human trials, demonstrated clinically meaningful and statistically significant maintenance of intraoperative mydriasis (pupil dilation), prevention of intraoperative miosis (pupil constriction), and reduction of postoperative ocular pain.

With the submission by Omeros of a New Drug Application (NDA) for OMS302 to the U.S. Food and Drug Administration (FDA) in July 2013, the MAA represents Omeros’ second major submission seeking regulatory authorization to market OMS302. The EMA previously granted OMS302 eligibility for centralized review, determining that the product represents a significant therapeutic innovation. The MAA for OMS302, therefore, was submitted through EMA’s Centralized Procedure, which allows submission of a single application that, when approved, authorizes the drug to be marketed in all EU member states and European Free Trade Association countries rather than requiring separate national approvals. The NDA and MAA are each subject to an initial evaluation prior to commencement of the formal review process. Assuming successful completion of the review process and approval of the NDA and MAA, OMS302 is expected to be available to ophthalmic surgeons and their patients in the U.S. and Europe in the second half of 2014.

“Having submitted two major marketing applications just weeks apart for our lead product is an outstanding achievement,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “Omeros’ commercialization activities in anticipation of 2014 launches in both the U.S. and Europe are well underway, and we look forward to making OMS302 available to surgeons and their patients.”

About Omeros’ OMS302 Program

OMS302 is Omeros’ product being developed for use during intraocular lens replacement, including cataract surgery and refractive lens exchange. OMS302 is a proprietary combination of the mydriatic (pupil dilating) agent phenylephrine and the anti-inflammatory agent ketorolac. Omeros submitted an NDA to the FDA in July 2013 and recently submitted an MAA to the EMA.

ILR involves replacement of the original lens of the eye with an artificial intraocular lens. These procedures are typically performed to replace a lens opacified by a cataract or to correct a refractive error of the lens (i.e., refractive lens exchange). OMS302 is added to standard irrigation solution used in ILR and delivered within the eye to maintain intraoperative mydriasis (pupil dilation), to reduce surgically induced miosis (pupil constriction), and to reduce postoperative pain and irritation. Maintenance of mydriasis is critical to the safety and surgical ease of the procedure. Intraoperative pupil constriction increases the risk of injury to intraocular structures and can substantially prolong surgical time.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates, OMS302 for lens replacement surgery and OMS103HP for arthroscopy, are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has six clinical development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, coagulopathies and central nervous system disorders.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. These statements include, but are not limited to, potential OMS302 marketing approval from the FDA and EMA; the expected market launch of OMS302, if regulatory approval is obtained, in the United States and Europe in 2014; the availability of OMS302 to ophthalmic surgeons and their patients, if regulatory approval is obtained, in the United States and Europe in the second half of 2014; and that Omeros may have capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2013. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org